EXHIBIT 23.1


                   CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Financial Guaranty Insurance Company:

     We consent to the use of our report dated February 14, 2003 on the financial statements of Financial Guaranty Insurance Company as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002 included in the Form 8-K of CWABS, Inc. (the "Registrant") which is incorporated by reference in the registration statement (No. 333-101101) and to the reference to our firm under the heading "Experts" in the Supplement to the Prospectus Supplement of the Registrant relating to the Countrywide Revolving Home Equity Loan Asset Backed Notes Series 2003-C.



                                     /s/ KPMG LLP

New York, New York
December 30, 2003